Calculation of Filing Fee Tables
S-8
VERIZON COMMUNICATIONS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock ($0.10 par value per share)	Other	750,000	$ 39.13	$ 29,347,500.00	0.0001381	$ 4,052.89
Total Offering Amounts:						$ 29,347,500.00		$ 4,052.89
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,052.89
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock, par value $0.10 per share ("Common Stock") of Verizon Communications Inc. ("Verizon") registered hereunder includes an additional indeterminate number of shares of Common Stock that become issuable by reason of any share dividend, share split or similar transaction. The shares of Common Stock being registered are issuable on future settlement of outstanding and unvested restricted stock unit and performance stock unit awards granted under the Frontier Communications Parent, Inc. 2021 Management Incentive Plan and the Frontier Communications Parent, Inc. 2024 Management Incentive Plan that were assumed by Verizon in connection with the completion of the transactions contemplated by that certain Agreement and Plan of Merger by and among Verizon Communications Inc., France Merger Sub Inc. and Frontier Communications Parent, Inc., dated as of September 4, 2024. (2) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of computing the amount of the registration fee, based on the average of the reported high and low sales prices for a share of Common Stock on January 16, 2026, as reported on the New York Stock Exchange. (3) Verizon does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A